                                                                     EXHIBIT 4.3

                                                                  EXECUTION COPY

                             Calamos Holdings, Inc.

                                  $150,000,000

                          5.24% Senior Notes due 2011

                            NOTE PURCHASE AGREEMENT

                              Dated April 29, 2004



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                               TABLE OF CONTENTS

Section                                                                                                        Page
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
1.    AUTHORIZATION OF NOTES..................................................................................   1

2.    SALE AND PURCHASE OF NOTES..............................................................................   1

3.    CLOSING.................................................................................................   1

4.    CONDITIONS TO CLOSING...................................................................................   2

      4.1.     Representations and Warranties.................................................................   2
      4.2.     Performance; No Default........................................................................   2
      4.3.     Compliance Certificates........................................................................   2
      4.4.     Opinions of Counsel............................................................................   2
      4.5.     Purchase Permitted By Applicable Law, etc. ....................................................   3
      4.6.     Sale of Other Notes............................................................................   3
      4.7.     Payment of Special Counsel Fees................................................................   3
      4.8.     Private Placement Number.......................................................................   3
      4.9.     Changes in Corporate Structure.................................................................   3
      4.10.    Proceedings and Documents......................................................................   3

5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................................................   4

      5.1.     Organization; Power and Authority..............................................................   4
      5.2.     Authorization, etc. ...........................................................................   4
      5.3.     Disclosure.....................................................................................   4
      5.4.     Organization and Ownership of Shares of Subsidiaries; Affiliates...............................   5
      5.5.     Financial Statements...........................................................................   6
      5.6.     Compliance with Laws, Other Instruments, etc. .................................................   6
      5.7.     Governmental Authorizations, etc. .............................................................   6
      5.8.     Litigation; Observance of Agreements, Statutes and Orders......................................   6
      5.9.     Taxes..........................................................................................   7
      5.10.    Title to Property; Leases......................................................................   7
      5.11.    Licenses, Permits, etc. .......................................................................   7
      5.12.    ERISA..........................................................................................   8
      5.13.    Private Offering by the Company................................................................   8
      5.14.    Use of Proceeds; Margin Regulations............................................................   8
      5.15.    Existing Indebtedness; Future Liens............................................................   9
      5.16.    Foreign Assets Control Regulations, etc. ......................................................   9
      5.17.    Status under Certain Statutes..................................................................   9
      5.18.    Environmental Matters..........................................................................   9
      5.19.    Pari Passu Ranking.............................................................................  10

6.    REPRESENTATIONS OF THE PURCHASER........................................................................  10

      6.1.     Purchase for Investment........................................................................  10
      6.2.     Source of Funds................................................................................  10

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
7.    INFORMATION AS TO COMPANY...............................................................................  11

      7.1.     Financial and Business Information.............................................................  11
      7.2.     Officer's Certificate..........................................................................  13
      7.3.     Inspection.....................................................................................  14

8.    PREPAYMENT OF THE NOTES.................................................................................  15

      8.1.     No Scheduled Prepayments.......................................................................  15
      8.2.     Optional Prepayments with Make-Whole Amount....................................................  15
      8.3.     Mandatory Offer to Prepay upon a Change of Control.............................................  15
      8.4.     Allocation of Partial Prepayments..............................................................  16
      8.5.     Maturity; Surrender, etc. .....................................................................  17
      8.6.     Purchase of Notes..............................................................................  17

9.    AFFIRMATIVE COVENANTS...................................................................................  17

      9.1.     Compliance with Law............................................................................  17
      9.2.     Insurance......................................................................................  17
      9.3.     Maintenance of Properties......................................................................  18
      9.4.     Payment of Taxes and Claims....................................................................  18
      9.5.     Corporate Existence, etc. .....................................................................  18
      9.6.     Ranking........................................................................................  18

10.   NEGATIVE COVENANTS......................................................................................  18

      10.1.    Maintenance of Consolidated Net Worth..........................................................  19
      10.2.    Consolidated Total Debt Leverage Ratio.........................................................  19
      10.3.    Interest Coverage Ratio........................................................................  19
      10.4.    Limitation on Subsidiary Indebtedness..........................................................  19
      10.5.    Liens..........................................................................................  20
      10.6.    Transactions with Affiliates...................................................................  22
      10.7.    Nature of Business.............................................................................  22
      10.8.    Merger, Consolidation, etc. ...................................................................  22

11.   EVENTS OF DEFAULT.......................................................................................  23


12.   REMEDIES ON DEFAULT, ETC. ..............................................................................  25

      12.1.    Acceleration...................................................................................  25
      12.2.    Other Remedies.................................................................................  26
      12.3.    Rescission.....................................................................................  26
      12.4.    No Waivers or Election of Remedies, Expenses, etc. ............................................  26

13.   REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES...........................................................  26

      13.1.    Registration of Notes..........................................................................  26
      13.2.    Transfer and Exchange of Notes.................................................................  27
      13.3.    Replacement of Notes...........................................................................  27

14.   PAYMENTS ON NOTES.......................................................................................  28

      14.1.    Place of Payment...............................................................................  28
      14.2.    Home Office Payment............................................................................  28

15.   EXPENSES, ETC. .........................................................................................  28

      15.1.    Transaction Expenses...........................................................................  28
      15.2.    Survival.......................................................................................  29

16.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT............................................  29


17.   AMENDMENT AND WAIVER....................................................................................  29

      17.1.    Requirements...................................................................................  29
      17.2.    Solicitation of Holders of Notes...............................................................  29
      17.3.    Binding Effect, etc. ..........................................................................  30
      17.4.    Notes Held by Company, etc. ...................................................................  30

18.   NOTICES.................................................................................................  30


19.   REPRODUCTION OF DOCUMENTS...............................................................................  31


20.   CONFIDENTIAL INFORMATION................................................................................  31


21.   SUBSTITUTION OF PURCHASER...............................................................................  32


22.   MISCELLANEOUS...........................................................................................  32

      22.1.    Successors and Assigns.........................................................................  32
      22.2.    Payments Due on Non-Business Days..............................................................  32
      22.3.    Severability...................................................................................  33
      22.4.    Construction...................................................................................  33
      22.5.    Counterparts...................................................................................  33
      22.6.    Governing Law..................................................................................  33

SCHEDULE A    -       Information Relating to Purchasers

SCHEDULE B    -       Defined Terms

SCHEDULE 4.9  -       Changes in Corporate Structure

SCHEDULE 5.3  -       Disclosure Materials

SCHEDULE 5.4  -       Subsidiaries of the Company and Ownership of Subsidiary
                      Stock

SCHEDULE 5.5  -       Financial Statements

SCHEDULE 5.7  -       Governmental Authorizations, etc.

SCHEDULE 5.8  -       Certain Litigation

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
SCHEDULE 5.11      -       Patents, etc.

SCHEDULE 5.14      -       Use of Proceeds

SCHEDULE 5.15      -       Existing Indebtedness

SCHEDULE 10.5      -       Liens

EXHIBIT 1          -       Form of 5.24% Senior Note due April 29, 2011

EXHIBIT 4.4(a)     -       Form of Opinion of Special Counsel for the Company

EXHIBIT 4.4(b)     -       Form of Opinion of Special Counsel for the Purchasers

                             CALAMOS HOLDINGS, INC.
                           1111 East Warrenville Road
                         Naperville, Illinois 60563-1463

                           5.24% Senior Notes due 2011

                                                                  April 29, 2004

TO EACH OF THE PURCHASERS LISTED IN
         THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

            Calamos Holdings, Inc., a Delaware corporation (the "COMPANY"), agrees with you as follows:

1.    AUTHORIZATION OF NOTES.

            The Company has authorized the issue and sale of $150,000,000 aggregate principal amount of its 5.24% Senior Notes due April 29, 2011 (the "NOTES", such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement). The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.    SALE AND PURCHASE OF NOTES.

            Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and each of the other purchasers named in Schedule A (the "OTHER PURCHASERS"), and you and the Other Purchasers will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite your names in Schedule A at the purchase price of 100% of the principal amount thereof. Your obligations hereunder and the obligations of the Other Purchasers are several and not joint obligations and you shall have no obligation and no liability to any Person for the performance or non-performance by any Other Purchaser.

3.    CLOSING.

            The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of Gardner Carton & Douglas, 191 North Wacker Drive, Suite 3700, Chicago, Illinois 60606-1698, at 9:00 a.m., Chicago time, at a closing (the "CLOSING") on April 29, 2004 or on such other Business Day thereafter on or prior to May 10, 2004 as may be agreed upon by the Company and you and the Other Purchasers. At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 102 121 at The Bank of New York, ABA No. 021 000 018. If at the Closing the Company shall fail to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.    CONDITIONS TO CLOSING.

            Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

4.1.  REPRESENTATIONS AND WARRANTIES.

            The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

4.2.  PERFORMANCE; NO DEFAULT.

            The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14) no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Sections 10.4, 10.5 or 10.6 hereof had such Sections applied since such date.

4.3.  COMPLIANCE CERTIFICATES.

            (a) Officer's Certificate. The Company shall have delivered to you an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

            (b) Secretary's Certificate. The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

4.4.  OPINIONS OF COUNSEL.

            You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing (a) from Shearman & Sterling LLP, special counsel for the Company, and James S. Hamman, Jr., General Counsel of the Company, covering the respective matters set forth in Exhibit 4.4(a) (and the Company hereby instructs its counsel to deliver such opinion to you) and (b) from Gardner Carton & Douglas LLP, special counsel for you and the Other Purchasers (the "SPECIAL COUNSEL") in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as you may reasonably request.

4.5. PURCHASE PERMITTED BY APPLICABLE LAW, ETC.

            On the date of the Closing your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation G, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.6. SALE OF OTHER NOTES.

            Contemporaneously with the Closing the Company shall sell to the Other Purchasers and the Other Purchasers shall purchase the Notes to be purchased by them at the Closing as specified in Schedule A.

4.7. PAYMENT OF SPECIAL COUNSEL FEES.

            Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Special Counsel to the extent reflected in a statement of the Special Counsel rendered to the Company at least two Business Days prior to the Closing; provided that the Special Counsel has provided to the Company a written estimate of such fees at least five days prior to the Closing.

4.8. PRIVATE PLACEMENT NUMBER.

            A Private Placement number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

4.9. CHANGES IN CORPORATE STRUCTURE.

            Except as specified in Schedule 4.9, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.10. PROCEEDINGS AND DOCUMENTS.

            All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and the Special Counsel, and you and the Special Counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

            The Company represents and warrants to you that:

5.1. ORGANIZATION; POWER AND AUTHORITY.

            The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof. The Company possesses all licenses, registrations and authorizations from and with any Governmental Authority, self-regulatory organization or securities exchange necessary or material to the conduct of its business as presently conducted, other than where the failure to possess such licenses, registrations or authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.2. AUTHORIZATION, ETC.

            This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and
(ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3. DISCLOSURE.

            The Company, through its authorized agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, has delivered to you and each Other Purchaser a copy of a Private Placement Memorandum, dated March 2004 (the "MEMORANDUM"), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. Except as disclosed in
Schedule 5.3, this Agreement, the Memorandum, the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in
Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Memorandum or as expressly described in
Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since December 31, 2003 there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse

Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, the Company makes no representation with respect to any projected financial information contained in the Memorandum, except that such projected financial information is based on information that the Company believes to be accurate as of the date hereof and was calculated in a manner that the Company believes to be reasonable.

5.4. ORGANIZATION AND OWNERSHIP OF SHARES OF SUBSIDIARIES; AFFILIATES.

            (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company's Affiliates, other than Subsidiaries, and (iii) of the Company's directors and senior officers.

            (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

            (c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact. Each Subsidiary possesses all licenses, registrations and authorizations from and with any Governmental Authority, self-regulatory organization or securities exchange necessary or material to the conduct of its business as presently conducted, other than where the failure to possess such licenses, registrations or authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (d) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes or regulatory requirements imposed by the Commission, the National Association of Securities Dealers, Inc. or other regulatory authorities) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5. FINANCIAL STATEMENTS.

            (a) The Company has delivered to each Purchaser copies of the audited financial statements of the Company and its Subsidiaries listed on
Schedule 5.5. All of said audited financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto.

            (b) The Company has delivered to each Purchaser copies of the unaudited pro forma financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said unaudited pro forma financial statements fairly present in all material respects the information contained therein, and the assumptions used in the preparation thereof are reasonable.

5.6. COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC.

            The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.

5.7. GOVERNMENTAL AUTHORIZATIONS, ETC.

            No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes, except such as have already been obtained or made, which are disclosed in
Schedule 5.7.

5.8. LITIGATION; OBSERVANCE OF AGREEMENTS, STATUTES AND ORDERS.

            (a) Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

            (b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including Environmental Laws and the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.9. TAXES.

            The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that would reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Company has never been audited by the Internal Revenue Service.

5.10. TITLE TO PROPERTY; LEASES.

            The Company and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All Material leases of the Company and its Subsidiaries are valid and subsisting and are in full force and effect in all material respects.

5.11. LICENSES, PERMITS, ETC.

            Except as disclosed in Schedule 5.11,

            (a) the Company and its Subsidiaries own or possess all Material licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto without known conflict with the rights of others;

            (b) to the knowledge of the Company, no product of the Company infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

            (c) to the knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

5.12.    ERISA.

            (a) Neither the Company nor any ERISA Affiliate has any Pension Plan or Multiemployer Plan.

            (b) The expected postretirement medical benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by
Section 4980B of the Code) of the Company and its Subsidiaries is not Material.

            (c) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406(a)(1)(A)-(D) of ERISA or in connection with which a tax would be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(c) is made in reliance upon and subject to the accuracy of your representation in
Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you.

5.13. PRIVATE OFFERING BY THE COMPANY.

            Neither the Company nor anyone authorized to act on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you, the Other Purchasers and not more than 125 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone authorized to act on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

5.14. USE OF PROCEEDS; MARGIN REGULATIONS.

            The Company will apply the proceeds of the sale of the Notes for general corporate purposes, to make investments in new products of the Company and its Subsidiaries and to repay indebtedness as set forth in Schedule 5.14. Other than as contemplated by the Memorandum, no part of the proceeds from the sale of the Notes will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221). No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 24.9% of the value of the consolidated assets of the Company and its Subsidiaries, and the Company does not have any present intention that margin stock will constitute more than 24.9% of the value of such assets. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation U.

5.15. EXISTING INDEBTEDNESS; FUTURE LIENS.

            (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of February 29, 2004, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

            (b) Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.5.

5.16. FOREIGN ASSETS CONTROL REGULATIONS, ETC.

            To the knowledge of the Company, neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (c) the Anti-Terrorism Order or (d) the United States Foreign Corrupt Practices Act of 1997, as amended. Without limiting the foregoing, neither the Company nor any Subsidiary (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the knowledge of the Company, engages in any dealings or transactions, or is otherwise associated, with any such person.

5.17. STATUS UNDER CERTAIN STATUTES.

            The Company is not an "investment company" as defined in the Investment Company Act of 1940, as amended, nor is it subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended by the ICC Termination Act, as amended, or the Federal Power Act, as amended.

5.18. ENVIRONMENTAL MATTERS.

            Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to you in writing,

            (a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect;

            (b) neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that would reasonably be expected to result in a Material Adverse Effect; and

            (c) all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.

5.19. PARI PASSU RANKING.

            As of the date of this Agreement, the Indebtedness evidenced by the Notes ranks pari passu in right of payment with all of the Company's outstanding unsecured senior Indebtedness.

6. REPRESENTATIONS OF THE PURCHASER.

6.1. PURCHASE FOR INVESTMENT.

            You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2. SOURCE OF FUNDS.

            You represent that at least one of the following statements is, and will remain at all times, an accurate representation as to each source of funds (a "SOURCE") to be used by you to pay the purchase price of, and to be attributed to the holding of, the Notes to be purchased and held by you hereunder:

            (a) the Source does not include "plan assets" (within the meaning of the United States Department of Labor Regulation 29 C.F.R. Section 2510.3-101) of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) plan described in
      Section 4975(e)(1) of the Code, (iii) entity whose assets include "plan assets" by reason of an employee benefit plan's or plan's investment in such entity, or (iv) foreign plan, governmental plan (as defined in Section 3(32) of ERISA) or church plan (as defined in Section 3(33) of ERISA) that is subject to any federal, state, local or foreign law or regulation that is substantially similar to Section 406 of ERISA or Section 4975 of the Code (a "SIMILAR LAW"); or

            (b) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, and the purchase and holding of the Notes do not and will not result in a nonexempt prohibited transaction under Section 4975 of the Code or Section 406 of ERISA, or any Similar Law; or

            (c) the Source is an insurance company pooled separate account and Prohibited Transaction Class Exemption ("PTCE") 90-1 applies to exempt the purchase and holding of the Notes; or

            (d) the Source is an insurance company general account and PTCE 95-60 applies to exempt the purchase and holding of the Notes; or

            (e) the Source is a bank collective investment fund and PTCE 91-38 applies to exempt the purchase and holding of the Notes; or

            (f) the Source constitutes assets of an investment fund managed by an "in-house asset manager" within the meaning of PTCE 96-23 (the "INHAM EXEMPTION") and the INHAM Exemption applies to exempt the purchase and holding of the Notes; or

            (g) the Source constitutes assets of an investment fund managed by a "qualified professional asset manager" within the meaning of PTCE 84-14 (the "QPAM EXEMPTION") and the QPAM Exemption applies to exempt the purchase and holding of the Notes.

7. INFORMATION AS TO COMPANY.

7.1. FINANCIAL AND BUSINESS INFORMATION.

            The Company shall deliver to each holder of Notes that is an Institutional Investor:

            (a) Quarterly Statements - within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

                  (i) a consolidated balance sheet of the Company and its
            Subsidiaries as at the end of such quarter, and

                  (ii) consolidated statements of income, changes in
            shareholders' equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial

      Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that, if the Company is required to file reports with the Commission pursuant to Section 13(a) or Section 15(d) under the Exchange Act, delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

            (b) Annual Statements - within 105 days after the end of each fiscal year of the Company, duplicate copies of,

                  (i) a consolidated balance sheet of the Company and its
            Subsidiaries, as at the end of such year, and

                  (ii) consolidated statements of income, changes in
            shareholders' equity and cash flows of the Company and its Subsidiaries, for such year,

      setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances; provided that, if the Company is required to file reports with the Commission pursuant to
      Section 13(a) or Section 15(d) under the Exchange Act, the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange
      Act) prepared in accordance with the requirements therefor and filed with the Commission shall be deemed to satisfy the requirements of this Section 7.1(b);

            (c) SEC and Other Reports - if the Company is required to file reports with the Commission pursuant to Section 13(a) or Section 15(d) under the Exchange Act, promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

            (d) Notice of Default or Event of Default - promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in
      Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

            (e) ERISA Matters - promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

                        (i) with respect to any Pension Plan, any reportable
            event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

                        (ii) the taking by the PBGC of steps to institute, or
            the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

                        (iii) any event, transaction or condition that could
            result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

            (f) Notices from Governmental Authority - promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect; and

            (g) Requested Information - with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

7.2. OFFICER'S CERTIFICATE.

            Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

            (a) Covenant Compliance - the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.1 through Section 10.5 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

            (b) Event of Default - a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3. INSPECTION.

            The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

            (a) No Default - if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

            (b) Default - if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8. PREPAYMENT OF THE NOTES.

8.1. NO SCHEDULED PREPAYMENTS.

            No regularly scheduled prepayments are due on the Notes prior to their stated maturity.

8.2. OPTIONAL PREPAYMENTS WITH MAKE-WHOLE AMOUNT.

            The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes in an amount not less than $2,000,000 in the case of a partial prepayment at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this
Section 8.2 not less than 15 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.3. MANDATORY OFFER TO PREPAY UPON A CHANGE OF CONTROL.

            (a) Notice of Change of Control. The Company will, within 10 Business Days after any Responsible Officer has knowledge of the occurrence of any Change of Control or Control Event, give written notice of such Change of Control or Control Event to each holder of Notes, unless notice in respect of such Change of Control (or the Change of Control contemplated by such Control Event) shall have been given pursuant to subparagraph (b) of this Section 8.3. If a Change of Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in paragraph (c) of this Section 8.3 and shall be accompanied by the certificate described in paragraph (g) of this
Section 8.3.

            (b) Condition to Company Action. The Company will not take any action that consummates or finalizes a Change of Control unless (i) at least 10 Business Days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes accompanied by the certificate described in paragraph (g) of this Section 8.3, and (ii) subject to the provisions of paragraph (d) below, contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this
Section 8.3.

            (c) Offer to Prepay Notes. The offer to prepay Notes contemplated by paragraphs (a) and (b) of this Section 8.4 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, of the Notes held by each holder (in this case only, "holder" in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the "Proposed Prepayment Date").

If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 8.4, such date shall be not less than 35 days and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 45th day after the date of such offer).

            (d) Acceptance; Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company at least five Business Days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3, or to accept an offer as to all of the Notes held by the holder, within such time period shall be deemed to constitute rejection of such offer by such holder.

            (e) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment and shall not require the payment of any Make-Whole Amount. The prepayment shall be made on the Proposed Prepayment Date except as provided in paragraph (f) of this
Section 8.3.

            (f) Deferral Pending Change of Control. The obligation of the Company to prepay Notes pursuant to the offers required by paragraphs (a) and
(b) and accepted in accordance with paragraph (d) of this Section 8.3 is subject to the occurrence of the Change of Control in respect of which such offers and acceptances shall have been made. In the event that such Change of Control does not occur on or prior to the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change of Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change of Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change of Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.3 in respect of such Change of Control shall be deemed rescinded). Notwithstanding the foregoing, in the event that (x) the prepayment has not been made within 90 days after such Proposed Prepayment Date by virtue of the deferral provided for in this Section 8.3(f) and (y) such Change of Control has not ceased or been abandoned, the Company shall make a new offer to prepay in accordance with paragraph (c) of this Section 8.3.

            (g) Officer's Certificate. Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying:
(i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this
Section 8.3; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.3 have been fulfilled; and (vi) in reasonable detail, the nature and date of the Change of Control.

8.4. ALLOCATION OF PARTIAL PREPAYMENTS.

            In the case of each partial prepayment of the Notes pursuant to
Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.5. MATURITY; SURRENDER, ETC.

            In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.6. PURCHASE OF NOTES.

            The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

9. AFFIRMATIVE COVENANTS.

            The Company covenants that so long as any of the Notes are outstanding:

9.1. COMPLIANCE WITH LAW.

            The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2. INSURANCE.

            The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3. MAINTENANCE OF PROPERTIES.

            The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4. PAYMENT OF TAXES AND CLAIMS.

            The Company will and will cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.

9.5. CORPORATE EXISTENCE, ETC.

            The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 10.8, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

9.6. RANKING.

            The Indebtedness evidenced by the Notes will rank at least pari passu with all of the Company's outstanding unsecured senior Indebtedness.

10. NEGATIVE COVENANTS.

            The Company covenants that so long as any of the Notes are outstanding:

10.1. MAINTENANCE OF CONSOLIDATED NET WORTH.

            The Company will not, at any time, permit Consolidated Net Worth to be less than the sum of (a) $35,000,000, plus (b) an aggregate amount equal to 50% of (x) the Company's Consolidated Net Income (but, in each case, only if a positive number) for each completed fiscal year beginning with the fiscal year ending December 31, 2004, less (y) any Tax Dividend paid by the Company during each such completed fiscal year.

10.2. CONSOLIDATED TOTAL DEBT LEVERAGE RATIO.

            The Company will not permit the Consolidated Total Debt Leverage Ratio to be greater than 2.5 to 1.0 at any time.

10.3. INTEREST COVERAGE RATIO.

            The Company will not permit the Interest Coverage Ratio to be less than 3.0 to 1.0, at any time.

10.4. LIMITATION ON SUBSIDIARY INDEBTEDNESS.

            The Company will not at any time permit any Subsidiary to, directly or indirectly, create, incur, guarantee, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness other than:

            (a) Indebtedness of a Subsidiary outstanding on the date hereof and listed in Schedule 5.15 and any extension, refinancing, renewal, replacement, defeasance or refund of such Indebtedness, provided that the principal amount (or accreted value, if applicable) thereof is not increased;

            (b) Indebtedness of a Person outstanding at the time such Person becomes a Subsidiary and any extension, refinancing, renewal, replacement, defeasance or refund of such Indebtedness, provided that the principal amount (or accreted value, if applicable) thereof is not increased and provided further that (i) such Indebtedness shall not have been incurred in contemplation of such Subsidiary becoming a Subsidiary and (ii) immediately before and after such Subsidiary becomes a Subsidiary no Default or Event of Default shall exist;

            (c) Indebtedness of a Subsidiary owed to the Company or a Wholly-Owned Subsidiary;

            (d) Indebtedness of a Subsidiary that has entered into a Guaranty of the Company's obligations under the Notes and this Agreement (i) reasonably satisfactory in form and substance to the Required Holders and
      (ii) as to which Guaranty the holders of outstanding Notes have received an opinion of independent counsel, in form and substance satisfactory to them, as to the validity and enforceability of such Guaranty;

            (e) short-term Indebtedness incurred by CFS not exceeding $5 million in the aggregate at any time;

            (f) Indebtedness of Subsidiaries constituting short-term cash borrowings under special memorandum accounts not exceeding $2 million in the aggregate at any time;

            (g) repurchase obligations for underlying securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any foreign jurisdiction having at the date of acquisition thereof combined capital and surplus of not less than $500 million;

            (h) Rate Hedging Obligations;

            (i) Indebtedness of a Subsidiary that is non-recourse to the Company or any other Subsidiary incurred in connection with the sale, disposition or transfer of any right to future fee payments and/or other revenue streams relating to the payment of advanced sales commissions; and

            (j) Indebtedness not otherwise permitted by paragraphs (a) through
      (i) of this Section 10.4, provided that the outstanding aggregate principal amount of all Indebtedness incurred pursuant to this paragraph
      (j) plus, (without duplication) the outstanding aggregate principal amount of Indebtedness secured by Liens not permitted by paragraphs (a) through
      (k) of Section 10.5 does not at any time exceed the greater of (x) $15.0 million or (y) 25% of Consolidated Net Worth.

10.5. LIENS.

            The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom or assign or otherwise convey any right to receive income or profits (unless it makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to an agreement reasonably satisfactory to the Required Holders and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property), except:

            (a) Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required by Section 9.4;

            (b) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sale contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

            (c) Liens created by or resulting from any litigation or legal proceeding that is being contested in good faith by appropriate proceedings and with respect to which the Company or its Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP;

            (d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due and payable;

            (e) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to the ordinary conduct of business of the Company or any of its Subsidiaries;

            (f) Liens incidental to the normal conduct of the business of the Company or any Subsidiary or the ownership of its property (i) that are not incurred in connection with the incurrence of Indebtedness and (ii) that do not in the aggregate materially impair (x) the use of such property in the operation of the business of the Company and its Subsidiaries taken as a whole or (y) the value of such property for the purposes of the business of the Company and its Subsidiaries taken as a whole;

            (g) Liens securing Indebtedness permitted to be incurred under paragraphs (e) through (i) of Section 10.4 of this Agreement;

            (h) Liens existing on the date of this Agreement that are described in Schedule 10.5;

            (i) Liens on property or assets of the Company or any of its Subsidiaries securing Indebtedness owing to the Company or to a Wholly-Owned Subsidiary;

            (j) (i) any Liens on property or on rights relating thereto to secure any rights granted with respect to - such property in connection with the provision of all or a part of the purchase price or cost of the construction of such property created contemporaneously with, or within 120 days after, such purchase or the completion of such construction, or
      (ii) any Lien on property existing on such property at the time -- of acquisition thereof, whether or not the Indebtedness secured thereby is assumed by the Company or such Subsidiary, or (iii) any Lien existing on the property of a Person at the time such Person is --- merged into or consolidated with the Company or a Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to the Company or a Subsidiary; provided that, in each case, any Indebtedness secured by such Liens does not exceed 100% of the fair market value of the related property;

            (k) any Lien renewing, extending or refunding any Lien permitted by paragraph (g), (h), (i) or (j) of this Section 10.5, provided that (i) the principal amount of Indebtedness secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced, and (ii) such Lien does not extend to any other property; and

            (l) Liens securing Indebtedness of the Company or a Subsidiary not otherwise permitted by paragraphs (a) through (k) of this Section 10.5, provided that the outstanding aggregate principal amount of all Indebtedness secured by Liens pursuant to this paragraph (l) plus (without duplication) the outstanding aggregate principal amount of all Indebtedness under paragraph (j) of Section 10.4 does not at any time exceed the greater of (a) $15.0 million or (b) 25% of Consolidated Net Worth.

            For the purposes of this Section 10.5, any Person becoming a Subsidiary after the date of this Agreement shall be deemed to have incurred all of its then outstanding Liens at the time it becomes a Subsidiary, and any Person extending, renewing or refunding any Indebtedness secured by any Lien shall be deemed to have incurred such Lien at the time of such extension, renewal or refunding.

10.6. TRANSACTIONS WITH AFFILIATES.

            The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

10.7. NATURE OF BUSINESS.

            The Company will not, and will not permit any of its Subsidiaries to, engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum.

10.8. MERGER, CONSOLIDATION, ETC.

            The Company will not consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person unless:

            (a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such corporation, (i) such corporation shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (ii) shall have caused to be delivered to each holder of any

      Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

            (b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement or the Notes.

11. EVENTS OF DEFAULT.

            An "EVENT OF DEFAULT" shall exist if any of the following conditions or events shall occur and be continuing:

            (a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

            (b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

            (c) the Company defaults in the performance of or compliance with any term contained in Sections 10.1, 10.2, 10.3, 10.4, 10.5 or 10.8; or

            (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of Section 11); or

            (e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

            (f) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or
      (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or

            (g) the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors,
      (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

            (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

            (i) a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged, satisfied or stayed pending appeal, or are not discharged or satisfied within 60 days after the expiration of such stay; or

            (j) if (i) any Pension Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Pension Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Pension Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Pension Plan may become a subject of any such proceedings, (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Pension Plans, determined in accordance with Title IV of ERISA, shall exceed $10,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 11(j), the terms "employee benefit plan" and "employee welfare benefit plan" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

12. REMEDIES ON DEFAULT, ETC.

12.1. ACCELERATION.

            (a) If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

            (b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

            (c) If any Event of Default described in paragraph (a) or (b) of
Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

            Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2. OTHER REMEDIES.

            If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3. RESCISSION.

            If any Notes have been declared due and payable pursuant to clause
(b) or (c) of Section 12.1, then (x) within 5 days thereafter or (y) at any time thereafter upon written notice to the Company from the holders of not less than 51% in principal amount of the Notes then outstanding, such declaration and its consequences will be rescinded and annulled if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to
Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4. NO WAIVERS OR ELECTION OF REMEDIES, EXPENSES, ETC.

            No course of dealing and no delay on the part of any holder of any
Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1. REGISTRATION OF NOTES.

            The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2. TRANSFER AND EXCHANGE OF NOTES.

            Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver within five Business Days, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of
Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, prior to its acceptance of a Note registered in its name (or the name of its nominee), shall be required to make in writing the representations set forth in Sections 6.1 and 6.2.

13.3. REPLACEMENT OF NOTES.

            Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

            (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $150,000,000, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

            (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver within five Business Days, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14. PAYMENTS ON NOTES.

14.1. PLACE OF PAYMENT.

            Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in The City of New York, New York at the principal office of The Bank of New York in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2. HOME OFFICE PAYMENT.

            So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this
Section 14.2.

15. EXPENSES, ETC.

15.1. TRANSACTION EXPENSES.

            Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of the Special Counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation:
(a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

15.2. SURVIVAL.

            The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

            All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17. AMENDMENT AND WAIVER.

17.1. REQUIREMENTS.

            This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

17.2. SOLICITATION OF HOLDERS OF NOTES.

            (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this
Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

            (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3. BINDING EFFECT, ETC.

            Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "THIS AGREEMENT" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4. NOTES HELD BY COMPANY, ETC.

            Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18. NOTICES.

            All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

            (i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

            (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

            (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the General Counsel, or at such other address as the Company shall have specified to the holder of each
      Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19. REPRODUCTION OF DOCUMENTS.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20. CONFIDENTIAL INFORMATION.

            For the purposes of this Section 20, "CONFIDENTIAL INFORMATION" means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary or confidential in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary (including all financial information, officers' certificates and compliance certificates whether marked as confidential or not), provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or any person acting on behalf of the Company or such Subsidiary or (d) constitutes financial statements delivered to you under
Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20),
(vi) any federal or state regulatory authority having jurisdiction over you,
(vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21. SUBSTITUTION OF PURCHASER.

            You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word "you" is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "you" is used in this Agreement (other than in this Section
21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

22. MISCELLANEOUS.

22.1. SUCCESSORS AND ASSIGNS.

            All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

22.2. PAYMENTS DUE ON NON-BUSINESS DAYS.

            Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

22.3. SEVERABILITY.

            Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.4. CONSTRUCTION.

            Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

22.5. COUNTERPARTS.

            This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.6. GOVERNING LAW.

            This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

                                    * * * * *

            If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Note Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                           Very truly yours,

                                           CALAMOS HOLDINGS, INC.

                                           By:    /s/ Patrick H. Dudasik
                                                  ----------------------
                                           Name:  Patrick H. Dudasik
                                           Title: EVP, Chief Financial and
                                                  Administrative Officer, and
                                                  Treasurer

The foregoing is agreed
to as of the date thereof.

ALLSTATE LIFE INSURANCE COMPANY

By:   /s/ Jeffrey Cannon
      ------------------
Name: Jeffrey Cannon

By:   /s/ Jerry D. Zinkula
      --------------------
Name: Jerry D. Zinkula
      Authorized Signatories

ALLSTATE INSURANCE COMPANY

By:   /s/ Jeffrey Cannon
      ------------------
Name: Jeffrey Cannon

By:   /s/ Jerry D. Zinkula
      --------------------
Name: Jerry D. Zinkula
      Authorized Signatories

THE TRAVELERS INSURANCE COMPANY

By:    /s/ Matthew J. McInerny
       -----------------------
Name:  Matthew McInerny
Title: Investment Officer

CITICORP INSURANCE AND INVESTMENT
 TRUST, BY TRAVELERS ASSET MANAGEMENT
 INTERNATIONAL COMPANY, LLC

By:    /s/ Matthew J. McInerny
       -----------------------
Name:  Matthew McInerny
Title: Investment Officer

PRIMERICA LIFE INSURANCE COMPANY

By:    /s/ Matthew J. McInerny
       -----------------------
Name:  Matthew McInerny
Title: Investment Officer


THE TRAVELERS LIFE AND ANNUITY COMPANY (ON
 BEHALF OF ONE OF ITS SEPARATE ACCOUNTS)

By:    /s/ Matthew J. McInerny
       -----------------------
Name:  Matthew McInerny
Title: Investment Officer


THE TRAVELERS INSURANCE COMPANY (ON
 BEHALF OF ONE OF ITS SEPARATE ACCOUNTS)

By:    /s/ Matthew J. McInerny
       -----------------------
Name:  Matthew McInerny
Title: Investment Officer

THE NORTHWESTERN MUTUAL LIFE
  INSURANCE COMPANY

By:    /s/ Mark E. Kishler
       -------------------
Name:  Mark E. Kishler
Title: Its Authorized Representative

TEACHERS INSURANCE AND ANNUITY
  ASSOCIATION OF AMERICA

By:    /s/ John S. Goodreds
       --------------------
Name:  John S. Goodreds
Title: Director

MIDLAND NATIONAL LIFE INSURANCE
  COMPANY

By:    /s/ Stephen Sautel
       ------------------
Name:  Stephen Sautel
Title: Managing Director

THE GUARDIAN LIFE INSURANCE
  COMPANY OF AMERICA

By:     /s/ Ellen I. Whittaker
        ----------------------
Name:   Ellen I. Whittaker
Title:  Director

THE GUARDIAN INSURANCE & ANNUITY
  COMPANY, INC.

By:     /s/ Ellen I. Whittaker
        ----------------------
Name:   Ellen I. Whittaker
Title:  Director

FORT DEARBORN LIFE INSURANCE COMPANY
By: Guardian Investor Services LLC

By:     /s/ Ellen I. Whittaker
        ----------------------
Name:   Ellen I. Whittaker
Title:  Director

THE OHIO NATIONAL LIFE INSURANCE
  COMPANY

By:    /s/ Michael A. Boedeker
       -----------------------
Name:  Michael A. Boedeker
Title: Senior Vice President, Investments

                                                                      SCHEDULE A

                       INFORMATION RELATING TO PURCHASERS

                                                                      SCHEDULE B

                                  DEFINED TERMS

            As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

            "AFFILIATE" means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

            "ANTI-TERRORISM ORDER" means Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).

            "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

            "CAPITAL LEASE" means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

            "CAPITAL LEASE OBLIGATION" means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease that would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

            "CFS" means Calamos Financial Services, Inc.

            "CHANGE OF CONTROL" means any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), other than Permitted Holders, who become the "beneficial owners" (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date of the Closing), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the Company's Voting Stock.

            "CLOSING" is defined in Section 3.

            "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

            "COMMISSION" means the Securities and Exchange Commission.

                                   Schedule B

            "COMPANY" means Calamos Holdings, Inc., a Delaware corporation.

            "CONFIDENTIAL INFORMATION" is defined in Section 20.

            "CONSOLIDATED NET INCOME" means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP, provided that there shall be excluded:

            (a) the income (or loss) of any Person (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Company or such Subsidiary in the form of cash dividends or similar cash distributions, and

            (b) any net income or gain (but not any net loss) during such period from any extraordinary items.

            "CONSOLIDATED NET WORTH" means, at any time,

            (a) the sum of (i) the par value (or value stated on the books of the corporation) of the capital stock (but excluding treasury stock and capital stock subscribed and unissued) of the Company and its Subsidiaries plus (ii) the amount of the paid-in capital, retained earnings and accumulated and other comprehensive income of the Company and its Subsidiaries, in each case as such amounts would be shown in a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP, minus

            (b) to the extent included in clause (a), all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

            "CONSOLIDATED TOTAL DEBT" means, as of any date of determination, the total of all Debt of the Company and its Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other times required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

            "CONSOLIDATED TOTAL DEBT LEVERAGE RATIO" means, at any time, the ratio of (a) Consolidated Total Debt as of such time to (b) EBITDA for the period of four consecutive fiscal quarters ending on, or most recently ended prior to, such time.

            "CONTROL EVENT" means:

            (a) the execution by the Company or any of its Subsidiaries or Affiliates of any agreement with respect to any proposed transaction or event or series of transactions or

                                   Schedule B
      events that, individually or in the aggregate, may reasonably be expected to result in a Change of Control, or

            (b) the execution of any written agreement that, when fully performed by the parties thereto, would result in a Change of Control.

            "DEBT" means, with respect to any Person, without duplication,

            (a)   its liabilities for borrowed money;

            (b)   its Capital Lease Obligations; and

            (c) any Guaranty of such Person with respect to liabilities of a type described in either of clauses (a) or (b) hereof.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (c) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

            "DEFAULT" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

            "DEFAULT RATE" means that rate of interest that is the greater of
(i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2% over the rate of interest publicly announced by The Bank of New York in New York City as its "base" or "prime" rate.

            "EBITDA" means, with reference to any period, Consolidated Net Income for such period plus the following to the extent deducted in determining Consolidated Net Income: depreciation, amortization (excluding amortization of deferred sales commissions), interest expense, income taxes, any other non-cash, non-recurring losses, or charges of the Company and its Subsidiaries; but excluding any net income, gain or loss during such period from any change in accounting principles, any extraordinary items, any prior period adjustments, or gains (or losses) on asset dispositions; provided that (1) the results of operations of any Subsidiary or operating business acquired (by merger, consolidation, amalgamation, purchase of assets or stock or other similar transaction) by the Company or any Subsidiary during such period shall be included in the determination of EBITDA for such period assuming such acquisition had occurred on the first day of such period and (2) the results of operations of any Subsidiary or operating business sold or otherwise substantially disposed of (by merger, consolidation, amalgamation, sale of assets or stock or other similar transaction) by the Company or any Subsidiary after the beginning of such period shall be excluded in the determination of EBITDA for such period.

            "ENVIRONMENTAL LAWS" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to

                                   Schedule B
those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

            "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

            "EVENT OF DEFAULT" is defined in Section 11.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

            "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

            "GOVERNMENTAL AUTHORITY" means

            (a)   the government of

                  (i) the United States of America or any State or other political subdivision thereof, or

                  (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

            (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

            "GUARANTY" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

            (a) to purchase such indebtedness or obligation or any property constituting security therefor;

            (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

                                   Schedule B

            (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

            (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

            "HAZARDOUS MATERIAL" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

            "HOLDER" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to
Section 13.1.

            "INDEBTEDNESS" with respect to any Person means, at any time, without duplication,

            (a)   its liabilities for borrowed money;

            (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

            (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

            (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

            (e) all its non-contingent reimbursements or payment obligations with respect to Surety Instruments;

            (f)   its Rate Hedging Obligations; and

            (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

            "INSTITUTIONAL INVESTOR" means (a) any original purchaser of a Note,
(b) any holder of a Note holding more than 25% of the aggregate principal amount of the Notes then outstanding,

                                   Schedule B
and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

            "INTEREST COVERAGE RATIO" means, at any time, the ratio of (a) EBITDA for the period of four consecutive fiscal quarters ending on, or most recently ended prior to, such time to (b) Interest Expenses for such period.

            "INTEREST EXPENSES" means, with respect to any period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with
GAAP): (a) all interest in respect of Debt of the Company and its Subsidiaries (including imputed interest on Capital Lease Obligations) deducted in determining Consolidated Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, and (b) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period.

            "LIEN" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

            "MAKE-WHOLE AMOUNT" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

            "CALLED PRINCIPAL" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

            "DISCOUNTED VALUE" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

            "REINVESTMENT YIELD" means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as the "PX1 Screen" on the Bloomberg

                                   Schedule B

      Financial Market Service (or such other display as may replace the PX1 Screen on the Bloomberg Financial Market Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15
      (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life.

            "REMAINING AVERAGE LIFE" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

            "REMAINING SCHEDULED PAYMENTS" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

            "SETTLEMENT DATE" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to
      Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

            "MATERIAL" means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

            "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

                                   Schedule B

            "MEMORANDUM" is defined in Section 5.3.

            "MULTIEMPLOYER PLAN" means any Plan that is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA) to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

            "MULTIPLE EMPLOYER PLAN" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and at least one Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

            "NOTES" is defined in Section 1.

            "OFFICER'S CERTIFICATE" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

            "OTHER PURCHASERS" is defined in Section 2.

            "PENSION PLAN" means a Single Employer Plan or a Multiple Employer Plan.

            "PERMITTED HOLDERS" means (a) the Company and its Subsidiaries and employee benefit plans, (b) John P. Calamos, Sr., Nick P. Calamos, John P. Calamos, Jr., and their spouses, ancestors, siblings, lineal descendants (including descendants by adoption) and spouses of their lineal descendants (hereinafter collectively referred to as "Calamos Family Members" or individually as a "Calamos Family Member"), (c) the estate, executor of the Will or administrator of the Will or of the estate of a Calamos Family Member, (d) any trust in which one or more Calamos Family Members has a beneficial interest, including, without limitation, those certain trusts commonly referred to as the John P. Calamos 1985 Trust dated August 21, 1985, the John P. Calamos Annuity Trust dated June 21, 1998 and the John P. Calamos Annuity Trust dated November 1, 1998, and (e) any corporation, partnership, limited liability company or similar entity in which one or more Calamos Family Members or trusts for the benefit of Calamos Family Members have, in the aggregate, either a direct or indirect beneficial interest or voting control of greater than 50%.

            "PERSON" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

            "PROPERTY" or "PROPERTIES" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

            "RATE HEDGING OBLIGATIONS" means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the

                                   Schedule B
parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing. For purposes of this Agreement, the amount of the obligation under any Rate Hedging Obligation shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Rate Hedging Obligation had terminated at the end of such fiscal quarter, and, in making such determination, if any agreement relating to such Rate Hedging Obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

            "REQUIRED HOLDERS" means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

            "RESPONSIBLE OFFICER" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this agreement.

            "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

            "SENIOR FINANCIAL OFFICER" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

            "SINGLE EMPLOYER PLAN" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and any ERISA Affiliate or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

            "SPECIAL COUNSEL" is defined in Section 4.4.

            "SUBSIDIARY" means, as to any Person, (a) any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and (b) any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries), other than, in the case of each of the foregoing clauses (a) and
(b), any pooled investment vehicle with respect to which the Company or any Subsidiary serves as sole investment advisor or manager or in a similar capacity. Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

                                   Schedule B

            "SURETY INSTRUMENTS" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

            "TAX DIVIDEND" means any payment the Company or any Subsidiary may pay for any fiscal year or portion thereof (a "Tax Year") in which the Company shall have been properly treated as an "S corporation" under Section 1361 of the Code or any Subsidiary shall have been properly treated as a Federal or State "pass-through entity" dividend to shareholders and owners, as the case may be, to enable such Persons to make payments of income taxes (including estimates therefor) which may become due and payable with respect to any such Tax Year.

            "USA PATRIOT ACT" means Public Law 107-56 of the United States of America, United and Strengthening America by Providing Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001.

            "VOTING STOCK" means capital stock of any class or classes of a corporation having power under ordinary circumstances to vote for the election of members of the board of directors of such corporation, or persons performing similar functions (irrespective of whether or not at the time stock of any of the class or classes shall have or might have special voting power of rights by reason of the happening of any contingency).

            "WHOLLY-OWNED SUBSIDIARY" means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Subsidiaries at such time.

                                   Schedule B

                                                                    SCHEDULE 4.9

                         CHANGES IN CORPORATE STRUCTURE

None.

                                  Schedule 4.9

                                                                    SCHEDULE 5.3

                              DISCLOSURE MATERIALS

None.

                                  Schedule 5.3

                                                                    SCHEDULE 5.4

          SUBSIDIARIES OF THE COMPANY AND OWNERSHIP OF SUBSIDIARY STOCK

(i)   Subsidiaries of the Company

Subsidiary                                       State of Incorporation             Shareholder
Calamos Asset Management, Inc.                   Illinois                           Calamos Holdings, Inc. (100%)
Calamos Financial Services, Inc.                 Illinois                           Calamos Holdings, Inc. (100%)
Calamos Property Holdings, Inc.                  Illinois                           Calamos Holdings, Inc. (100%)
Calamos Partners, Inc.                           Delaware                           Calamos Asset Management, Inc. (100%)

(ii)  Affiliates of the Company

Name                                                                                                Affiliation
John P. Calamos, Trustee, for John P. Calamos 1985 Trust dated August 21, 1985                      Shareholder of the Company

Nicholas Calamos, Trustee, for the John P. Calamos Annuity Trust dated June 21, 1998                Shareholder of the Company

John P. Calamos                                                                                     Shareholder of the Company

John P. Calamos, Jr., Trustee, for The John P. Calamos Annuity Trust II dated  November             Shareholder of the Company
   1, 1998

John P. Calamos, Jr.                                                                                Shareholder of the Company

Nick P. Calamos                                                                                     Shareholder of the Company

(iii) Directors and Officers of the Company

Directors

John P. Calamos, Sr.

Nick P. Calamos

John P. Calamos, Jr.

                                  Schedule 5.4

Officers

John P. Calamos, Sr.         President and Chief Investment Officer

Nick P. Calamos              Senior  Executive Vice President and Chief
                             Investment Officer

John P. Calamos, Jr.         Executive Vice President

Patrick H. Dudasik           Executive Vice President, Chief Financial and
                             Administrative Officer, and Treasurer

Jim Greenawalt               Executive Vice President

James S. Hamman, Jr.         Executive Vice President, General Counsel
                             and Secretary

Tim Kaczmarek                Executive Vice President

                                  Schedule 5.4

                                                                    SCHEDULE 5.5

                              FINANCIAL STATEMENTS

(a)   Audited Financial Statements

Calamos Holdings, Inc. Consolidated Financial Statements for the Year Ended
  December 31, 2003 included in Appendix A to the Memorandum

Calamos Holdings, Inc. Consolidated Financial Statements for the Year Ended
  December 31, 2002 included in Appendix A to the Memorandum

Calamos Holdings, Inc. Consolidated Financial Statements for the Year Ended
  December 31, 2001 included in Appendix A to the Memorandum

(b)   Unaudited Pro Forma Financial Statements

Calamos Holdings, Inc. Pro Forma Financial Statements for the Years Ended
  December 31, 2001-2003 included in Appendix B to the Memorandum

                                  Schedule 5.5

                                                                    SCHEDULE 5.7

                        GOVERNMENTAL AUTHORIZATIONS, ETC.

None.

                                  Schedule 5.7

                                                                    SCHEDULE 5.8

                               CERTAIN LITIGATION

None.

                                  Schedule 5.8

                                                                   SCHEDULE 5.11

                                  PATENTS, ETC.

None.

                                 Schedule 5.11

                                                                   SCHEDULE 5.14

                                 USE OF PROCEEDS

Indebtedness to be repaid with the proceeds of the sale of the Notes:

           Borrower                             Description                       Amount
Calamos Asset Management, Inc.    LaSalle Bank N.A. - "B" Share Strip Loan    $24,009,657.94

                                  LaSalle Bank N.A. - Revolver                $     1,274.21

                                 Schedule 5.14

                                                                   SCHEDULE 5.15

                             EXISTING INDEBTEDNESS

           Borrower                             Description                        Amount
Calamos Holdings, Inc.            LaSalle Bank N.A. - Mortgage (Building)     $ 4,104,000.00*

Calamos Asset Management, Inc.    LaSalle Bank N.A. - "B" Share Strip Loan    $24,215,815.15

                                  LaSalle Bank N.A. - "C" Share Pool          $   784,185.15

                                  LaSalle Bank N.A. - Revolver                             -

                                  LaSalle Bank N.A. - Mortgage (Building)     $ 4,104,000.00*

Calamos Financial Services, Inc.  None                                                     -

Calamos Property Holdings, Inc.   LaSalle Bank N.A. - Mortgage (Building)     $ 4,104,000.00

                                  Bank of America - Mortgage (Land)           $ 4,381,000.00

Calamos Partners, Inc.            LaSalle Bank N.A. - Mortgage (Building)     $ 4,104,000.00*

-------------------------
* Amount of indebtedness reflects guarantee of the primary obligations of Calamos Property Holdings, Inc. under its mortgage with LaSalle Bank N.A.

                                 Schedule 5.15

                                                                   SCHEDULE 10.5

                                     LIENS

           Borrower                     Lien Holder                                   Description
Calamos Holdings, Inc.            None

Calamos Asset Management, Inc.    Canon Financial Services            Canon Copiers:  CLC5100, IRC3200
                                                                      (two units), IR 8500, IR5000, IR2200,
                                                                      IR3300 and IR3320

                                                                      Ecopy accessory EA03101252

                                  GE Capital                          Canon IR330S Copier

                                  Neopost                             Postage Machines:  Mailpower 9990IJ, MFP37AL

                                                                      Letter Opener 5001

                                  SMB Leasing Solutions               Cisco Telephony Solution 8 Port PRI

Calamos Financial Services, Inc.  None

Calamos Property Holdings, Inc.   LaSalle Bank N.A.                   Land, Building and Fixtures

                                  Bank of America                     Land

Calamos Partners, Inc.            None

                                 Schedule 10.5

                                                                       EXHIBIT 1

                                 [FORM OF NOTE]

                             CALAMOS HOLDINGS, INC.

                      5.24% SENIOR NOTE DUE APRIL 29, 2011

No. [_____]                                                   April 29, 2004
$[_______]                                                    PPN 12811# AA 8

            FOR VALUE RECEIVED, the undersigned, CALAMOS HOLDINGS, INC. (herein called the "Company"), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [________], or registered assigns, the principal sum of [__________] DOLLARS on April 29, 2011, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 5.24% per annum from the date hereof, payable semiannually, on the 29th day of April and October in each year, commencing with the 29th day of October next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at the Default Rate (as defined in the Note Purchase Agreement).

            Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at The Bank of New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

            This Note is one of a series of Senior Notes (herein called the "Notes") issued pursuant to a Note Purchase Agreement, dated as of April 29, 2004 (as from time to time amended, the "Note Purchase Agreement"), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement. Each holder of this Note, prior to its acceptance hereof, shall be required to make in writing the representations set forth in Sections 6.1 and 6.2 of the Note Purchase Agreement.

            This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note at the principal executive office of the Company for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

            This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

                                   Exhibit 1

            If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

            This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

                                    CALAMOS HOLDINGS, INC.

                                    By___________________________________
                                       Patrick H. Dudasik
                                       EVP, Chief Financial and Administrative
                                       Officer, and Treasurer

                                   Exhibit 1

                                                                  EXHIBIT 4.4(a)

                   FORM OF OPINION OF SPECIAL COUNSEL FOR THE
                   COMPANY AND GENERAL COUNSEL OF THE COMPANY

            A. The opinion of Shearman & Sterling LLP, special counsel for the Company, shall cover the following:

            1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware with corporate power and authority under such law to conduct its business as described in the Memorandum.

            2. The Company (a) has the corporate power to execute, deliver and perform its obligations under the Note Purchase Agreement and the Notes, and (b) has taken all corporate action necessary to authorize the execution, delivery and performance of its obligations under the Note Purchase Agreement and the Notes.

            3. The Note Purchase Agreement and the Notes have been duly authorized, executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including, without limitation, all laws relating to fraudulent transfers) or (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

            4. Based upon the representations, warranties and agreements of the Company and the purchasers of Notes in the Note Purchase Agreement, it is not necessary in connection with the offer, sale and delivery of the Notes to you under the Note Purchase Agreement to register the Notes under the Securities Act of 1933, as amended, or to qualify an indenture under the Trust Indenture Act of 1939, as amended, it being understood that no opinion is expressed as to any resale of any Notes.

            5. No authorization or approval or other action by, and no notice to or filing with, any United States federal or New York governmental authority or regulatory body is required under Generally Applicable Law for the due execution, delivery or performance by the Company of the Note Purchase Agreement or the offering, issuance and sale by the Company of the Notes, except as may be required under the securities or blue sky laws of any jurisdiction in the United States in connection with the offer and sale of the Notes.

            6. The execution and delivery by the Company of the Note Purchase Agreement and the Notes do not, and the performance by the Company of its obligations thereunder will not, result in a violation of Generally Applicable Law.

            7. The Company is not required to register as an investment company under the Investment Company Act of 1940, as amended.

                                 Exhibit 4.4(a)

                  "Generally Applicable Law" means the federal law of the United States of America, and that law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto) that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Note Purchase Agreement or the Notes, and not applicable to the Company, the Note Purchase Agreement or the Notes because of the specific nature or source of the assets or business of any party to either the Note Purchase Agreement or the Notes or any of its Affiliates. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term "Generally Applicable Law" does not include any pension or tax law or any rule or regulation promulgated thereunder or pursuant thereto.

            B. The opinion of James S. Hamman, Jr., Esq., General Counsel of the Company, shall cover the following:

            1. The issuance and sale of the Notes by the Company, the performance of the terms and conditions of the Notes and the Note Purchase Agreement by the Company and the execution and delivery of the Note Purchase Agreement by the Company do not conflict with, or result in any breach or violation of any of the provisions of, or constitute a default under, or result in the creation or imposition of any Lien on, the property of the Company pursuant to the provisions of (i) the certificate of incorporation or bylaws of the Company, (ii) any loan agreement to which the Company is a party or by which the Company or its property is bound, (iii) any other agreement or instrument to which the Company is a party or by which the Company or its property is bound, except such as would not have a Material Adverse Effect, (iv) any Generally Applicable Law, or (v) any order, writ, injunction or decree of any court or Governmental Authority applicable to the Company.

            2. Except as disclosed in Section 5.8 to the Note Purchase Agreement, there are no actions, suits or proceedings pending or, to such counsel's knowledge, threatened against the Company or any Subsidiary, at law or in equity or before or by any Governmental Authority, that are likely to result, individually or in the aggregate, in a Material Adverse Effect.

                  "Generally Applicable Law" means the that law of the State of Illinois (including the rules or regulations promulgated thereunder or pursuant thereto) that an Illinois lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Note Purchase Agreement or the Notes, and not applicable to the Company, the Note Purchase Agreement or the Notes because of the specific nature or source of the assets or business of any party to either the Note Purchase Agreement or the Notes or any of its Affiliates. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term "Generally Applicable Law" does not include any pension or tax law or any rule or regulation promulgated thereunder or pursuant thereto.

            C. With respect to matters of fact on which the foregoing opinions are based,

                                 Exhibit 4.4(a)

Shearman & Sterling LLP and James S. Hamman, Jr., Esq. may rely on appropriate certificates of public officials and officers of the Company and with respect to matters governed by the laws of any jurisdiction other than the United States of America, the laws of the States of Illinois or New York, or the Delaware General Corporation Law, such counsel may rely upon the opinions of counsel deemed (and stated in their opinion to be deemed) by them to be competent and reliable. The opinion of Shearman & Sterling LLP shall state that Gardner Carton & Douglas LLP may rely upon paragraph 3 of its opinion as to matters of New York law.

                                 Exhibit 4.4(a)

                                                                  EXHIBIT 4.4(b)

                       FORM OF OPINION OF SPECIAL COUNSEL
                                TO THE PURCHASERS

            The opinion of Gardner Carton & Douglas LLP, special counsel to the Purchasers, shall be to the effect that:

            1. The Company is a corporation validly existing in good standing under the laws of the State of Delaware, with requisite corporate power and authority to enter into the Agreement and to issue and sell the Notes.

            2. The Agreement and the Notes have been duly authorized by proper corporate action on the part of the Company, have been duly executed and delivered by an authorized officer of the Company, and constitute the legal, valid and binding agreements of the Company, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles, regardless of whether enforcement is sought in a proceeding in equity or at law.

            3. Based upon the representations set forth in the Agreement, the offering, sale and delivery of the Notes do not require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

            4. The issuance and sale of the Notes and compliance with the terms and provisions of the Notes and the Agreement do not conflict with or result in any breach of any of the provisions of the Certificate of Incorporation or Bylaws of the Company.

            5. No approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any governmental body, Federal or state, is necessary in connection with the execution and delivery of the Agreement or the Notes.

            Gardner Carton & Douglas LLP may rely, as to matters of New York law and as to the corporate power of the Company, the due authorization, execution and delivery by the Company of the Agreement and the Notes and the binding nature of the Agreement and the Notes on the Company, upon the opinion of Shearman & Sterling LLP. The opinion of Gardner Carton & Douglas LLP also shall state that the opinions of Shearman & Sterling LLP, special counsel for the Company, and James S. Hamman, Jr., General Counsel of the Company, delivered to you pursuant to the Agreement, are satisfactory in form and scope to Gardner Carton & Douglas LLP, and, in its opinion, it and the Purchasers are justified in relying thereon. The opinion shall state that subsequent transferees and assigns of the Notes may rely thereon.

                                 Exhibit 4.4(b)